Exhibit 4.20

THIS AMENDMENT TO EMPLOYMENT AGREEMENT dated for reference the 1st day of October, 2009 (the “Amendment”).

BETWEEN:
HELIX BIOPHARMA CORP.
(the “Company”)
AND:
WILLIAM H. CHICK
(the “Executive”)

WHEREAS:

A.	the Executive and Rivex Pharma Inc. entered into an employment agreement dated for reference July 25, 1997 (the “Employment Agreement”);
B.	Rivex Pharma Inc. and Helix BioPharma Corp. subsequently amalgamated to form the Company such that the Employment Agreement is now between the Company and the Executive;
C.	the parties wish to amend the Employment Agreement, upon the terms set out in this Amendment;

THEREFORE in consideration of the recitals, the following covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1.	The third paragraph of the Employment Agreement is deleted and replaced with the following, with effect on and after December 17, 2008:

“Title:  VP Product Distribution”

2.	The first clause after the third paragraph of the Employment Agreement is deleted and replaced with the following, with effect on and after January 1, 2008:

“ ●           Base Salary  $122,500”

3.	The parties confirm that, as of August 1, 2005, the performance compensation is 1.5% of the first $1.5M of gross sales, and 2% of gross sales thereafter.

4.
All other provisions of the Employment Agreement shall remain in full force and effect, except that where this Amendment may be in conflict with the provisions of the Employment Agreement, then this Amendment shall govern.

In Witness Whereof, the parties hereto have duly executed this Amendment as of the day and year first above written.

HELIX BIOPHARMA CORP.

Per:
/s/  Donald H. Segal
Authorized Signatory

/s/  William H. Chick
WILLIAM H. CHICK